Michael E. Collins Appointed to the
Comerica Incorporated Board of Directors

Former Banking and Finance Executive Brings
Nearly 40 Years of Regulatory Experience

DALLAS/November 8, 2016 - Michael E. Collins has been appointed to the Comerica Incorporated Board of Directors. Collins is a former banking and finance executive with nearly 40 years of regulatory experience, including service with the Federal Reserve Banks of Cleveland and Philadelphia. In his final two years at the Philadelphia Fed he was the executive vice president in charge of all supervision and regulation. Collins will serve as a member of the board’s Enterprise Risk Committee. The announcement was made by Ralph W. Babb Jr., chairman and chief executive officer.

“Mike is a welcome addition to the Comerica team,” said Babb. “He brings to our board a number of key skills, including a strong background in risk management and relevant business management experience, as well as a deep understanding of the financial services industry, particularly bank regulation. A former banker, consultant and strategic advisor, Mike has demonstrated considerable leadership abilities over the course of his long and distinguished professional career, and will bring thoughtful and valuable insights to our board.”

Collins, 65, most recently served as a consultant to the Federal Reserve Bank of Cleveland and as Chairman of the Advisory Board of the American Bankers Association Stonier Graduate School of Banking. In addition, he was the President and Chief Executive Officer of TD Bank USA, part of the U.S. Retail business line of the Toronto, Ontario, Canada-based TD Bank Group, and managed the bank’s Audit, Legal, Compliance, Anti-Money Laundering, and regulatory and government affairs functions. Collins also served in various roles with the Federal Reserve Bank of Philadelphia over a period of 37 years, including as supervising examiner, examination review officer and as a senior vice president and lending officer.

Collins has a bachelor's degree in economics and marketing from Susquehanna University. He also is a graduate of the University of Virginia's Graduate School of Retail Bank Management, and completed the Advanced Management Program at Harvard Business School, among other notable educational achievements.

“With Mike’s appointment, we are bringing another fresh perspective to our board, as well as the right mix of skills and expertise as we continue to focus on delivering long-term value to our shareholders,” added Babb.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $74 billion at September 30, 2016.

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